Exhibit 99.1

ADDITIONAL INFORMATION
TO THE PROXY STATEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2005

The second paragraph under the heading “PROPOSAL 4-Liz Claiborne, Inc. 2005 Stock Incentive Plan-Background and Reasons for Adoption” on page 33 of the Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) of Liz Claiborne, Inc. (the “Company”), dated April 1, 2005, contains certain information concerning all of the Company’s existing shareholder-approved stock plans. As disclosed, under the Company’s existing stock incentive plans (which are comprised of the 2002 Stock Incentive Plan, the 2000 Stock Incentive Plan and the Amended and Restated Liz Claiborne, Inc. Outside Directors’ 1991 Stock Ownership Plan), as of March 21, 2005 approximately 9,223,845 shares of the Company’s Common Stock, par value $1.00 per share were subject to outstanding options. The following is additional information with respect to such outstanding stock options:

· as of March 21, 2005, the weighted average exercise price of all of the outstanding stock options was $30.42; and

· as of March 21, 2005, the weighted average remaining life of all of the outstanding stock options was approximately 7.4 years.

As indicated in the Compensation Committee Report included in the Proxy Statement, in 2005 the Company shifted its broad-based equity compensation program from options towards restricted stock. Given this shift, the Company expects to use less shares for its annual equity compensation grants under its stock plans than had previously been the case and is committed to maintain for such grants an average annual “burn rate” (defined as the number of shares granted under all existing equity plans divided by the number of common shares outstanding for each fiscal year) of no greater than 2.89% for fiscal years 2005, 2006, and 2007, not taking into account outstanding options that may be assumed by the Company in a merger or acquisition in which the Company is the surviving entity.